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                            December 23, 2020

       Amir Adnani
       President and Chief Executive Officer
       Uranium Energy Corp.
       1030 West Georgia Street, Suite 1830
       Vancouver, B.C.
       Canada V6E 2Y3

                                                        Re: Uranium Energy
Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed December 18,
2020
                                                            File No. 333-251508

       Dear Mr. Adnani:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Karina
Dorin, Staff Attorney, at (202) 551-3763 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Thomas J. Deutsch